EXHIBIT 5
Squire, Sanders & Dempsey L.L.P.
4900 Key Tower
127 Public Square
Cleveland, Ohio 44114-1304
July 24, 2006
The Greenbrier Companies, Inc.
Autostack Company LLC
Greenbrier-Concarril, LLC
Greenbrier Leasing Company LLC
Greenbrier Leasing Limited Partner, LLC
Greenbrier Management Services, LLC
Greenbrier Leasing, L.P.
Greenbrier Railcar LLC
Gunderson LLC
Gunderson Marine LLC
Gunderson Rail Services LLC
Gunderson Specialty Products, LLC
    c/o The Greenbrier Companies, Inc.
           One Centerpointe Drive, Suite 200
           Lake Oswego, Oregon 97035
Ladies and Gentlemen:
     Reference is made to the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by The Greenbrier Companies, Inc. (the “Company”) and by Autostack Company LLC, Greenbrier-Concarril, LLC, Greenbrier Leasing Company LLC, Greenbrier Leasing Limited Partner, LLC, Greenbrier Management Services, LLC, Greenbrier Leasing, L.P., Greenbrier Railcar LLC, Gunderson LLC, Gunderson Marine LLC, Gunderson Rail Services LLC and Gunderson Specialty Products, LLC (each, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”) under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering for resale $100,000,000 aggregate principal amount of the Company’s outstanding 2.375% Convertible Senior Notes due 2026 (the “Notes”) and the common stock, without par value, of the Company issuable upon conversion of the Notes (the “Conversion Shares”), together with the related guarantees of the Notes by the Subsidiary Guarantors. The Notes were issued pursuant to an Indenture, dated as of May 22, 2006 (the “Indenture”), among the Company, the Subsidiary Guarantors and U.S. Bank National Association, as Trustee.
     We have examined the Registration Statement, the Indenture, the form of the Notes and such other documents, and considered such matters of law, as we have deemed necessary or appropriate for purposes of this opinion. We also have reviewed and relied without independent verification upon certificates of public officials and certificates of officers of the Company and the Subsidiary Guarantors as to the various factual matters contained in such certificates. We have assumed the genuineness of all signatures on all documents reviewed by us, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies. We also have assumed there will be a sufficient number of authorized shares of common stock of the Company available at the time of any issuance of Conversion Shares upon conversion of the Notes.
     Based upon the foregoing and subject to the qualifications expressed below, we are of the opinion that:
     1. The Notes constitute valid and binding obligations of the Company entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (whether considered in a proceeding at law or in equity).
     2. The Conversion Shares, when issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.
     3. The guarantee of the Notes by each Subsidiary Guarantor constitutes a valid and binding obligation of each Subsidiary Guarantor entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (whether considered in a proceeding at law or in equity).
     This opinion is based solely upon the laws of the State of New York, the Limited Liability Company Act and Revised Uniform Limited Partnership Act of the State of Delaware, and the Business Corporation Act and Limited Liability Company Act of the State of Oregon.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not admit we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under that Act.
Respectfully submitted,
/s/ Squire, Sanders & Dempsey L.L.P.